The Trefsgar & Co. 103-12 Retirement Account Trust

Declaration of Trust made as of the first day of October, 2006, by Robert J. Heerdt and Susan Baum of Lebanon, Pennsylvania, who hereby declare and agree that they will hold and manage any contributions to the trust as follows:

First:	This trust is an amendment and restatement of the Ethical Growth Retirement Account Trust made as of October 1, 1999, and shall be entitled the Trefsgar & Co. 103-12 Retirement Account Trust.

Second:	This trust is for the exclusive use and benefit of two or more unrelated employer sponsors of retirement plans qualified under section 401(a) of the IRS Code and exempt from taxation under section 501(a) of the Code. This trust is intended to qualify as a 103-12 IE (Investment Entity).

Third:	The trustee shall hold, invest and administer the trust fund upon direction by the investment advisor, Trefsgar & Co., inc. The trustee shall receive contributions and make distributions upon the direction of the employer sponsors' administrator. The interest of others in the assets of the trust shall be only the right to have such assets received, held, invested, administered and distributed in accordance with the provisions of the participating sponsors' plans.

Fourth:	Valuation of assets. The assets of the trust will be valued daily. The valuation shall be based on the market price of the securities held within the trust, plus any uninvested cash, at the time of the closing of the New York Stock Exchange, or at such other time, applied consistently, as deemed appropriate by the advisor to the trust. The daily value of the trust, divided by the number of units outstanding, shall determine the daily net asset value per unit.

Fifth:	Each participating plan sponsor will have a ratable interest in the assets of the trust.

Sixth:	Records and accounts of trustee. The trustee shall maintain accurate and detailed records and accounts of all transactions of the account(s) which shall be available at all reasonable times for inspection or audit by the advisor, any person designated by the plan sponsors, and any other person or entity to the extent required by law.

Seventh:	Cash basis for accounts. All accounts of the trust shall be kept on a cash basis.

Eighth:	Annual reports. As soon as practicable following the close of each trust year and following the effective date of the termination of the trust, the trustee shall file with the Department of Labor the annual reports required in Section 103 of ERISA. The trustee shall also supply copies of the DOL report to plan sponsors upon request. The trustee will also provide each plan sponsor a monthly report of all year-to-date purchases and sales of trust account shares.

Ninth:	Investment of the trust fund. The trustee is authorized to invest the trust fund in such bonds, notes, debentures, mortgages, preferred or common stocks, securities issued by registered investment companies or unit trusts, or in such other property, real or personal, within the United States, as the trustee may deem advisable, subject to the provisions of sections 404 and 406 of ERISA. The trustee in its discretion may hold in cash such portion of the trust fund as shall be reasonable under the circumstances, pending investment or payment of expenses or distribution of benefits. While it is intended that the investment advisor direct the investments by written direction to the trustee, the trustee may deny or veto any direction it deems to be imprudent.

Tenth:	The trustee is authorized to include establish sub-accounts within the trust to segregate assets based on asset class or other distinctions determined by the trustees.

Eleventh	Trustee's powers. The trustee shall have the following powers, rights and duties in addition to those vested in it elsewhere in the sponsors' plans or by law:
  to retain, manage, improve, repair, operate and control any assets of the fund;
  to sell, convey, transfer, exchange, partition, grant options with respect to, lease for any term (even though such terms extend beyond the duration of this trust fund or commence in the future), mortgage, pledge, or otherwise deal with or dispose of any assets of the trust fund in such manner, for such consideration and upon such terms and conditions as the trustee, in its discretion, shall determine;
  to settle, compromise or abandon all claims and demands in favor of or against the trust fund;
  to borrow money for the trust fund from anyone (other than a "party in interest", as defined in Section 3(14) of ERISA), with or without giving security from the trust fund;
  to borrow money for the trust fund from the custodian giving as security assets within the trust fund, that is, the establishment of margin accounts;
  to vote any corporate stock either in person or by proxy for any purpose; to exercise any conversion privilege, subscription right or any other right or option given to the trustee as the owner of any security owned by the trust fund and to make any payments incidental thereto; to consent to take any action in connection with, and receive and retain any securities resulting from any reorganization, consolidation, merger, readjustment of the financial structure, sale, lease or other disposition or the assets of any corporation or other organizations, the securities of which may be an asset of the trust fund;
  to organize and incorporate (or participate in the organization or incorporation of) under the laws of any state, a corporation for the purpose of acquiring the holding title to any property which the trustee is authorized to acquire for the trust fund and to exercise with respect thereto any of the powers, rights, and duties it has with respect to other assets of the trust fund;
  to cause title to the assets of the trust fund to be held in the name of the trustee or in the name of a nominee, in bearer form so that title will pass by delivery or in any other manner authorized by the laws of the Commonwealth of Pennsylvania, provided the records of the trustee shall indicate the true ownership of such assets; and
  to exercise any of the powers and rights of an individual owner with respect to any property of the trust fund and to do all other acts in its judgment necessary or desirable for the proper administration of the trust fund although the power to do such acts is not specifically set forth herein.

Twelfth:	Consultation with counsel. The trustee may consult with legal counsel, who may be counsel for the sponsor, in respect to any of its rights, duties or obligations hereunder.

Thirteenth:	Compensation and expenses. All reasonable costs, charges and expenses incurred by the trustee in connection with its administration of the trust fund, including fees for legal and accounting services rendered to the trustee and such reasonable compensation to the trustee as may be agreed upon from time to time between the employer sponsors and the trustee, through a written fee agreement or other comparable document, shall be paid from the trust fund.

Fourteenth:	Employer securities and real property" The trustee may not invest in "qualifying employer securities" or "qualifying employer real property" as these terms are defined in section 407(d) of ERISA.

Fourteenth:	Employer securities and real property" The trustee may not invest in "qualifying employer securities" or "qualifying employer real property" as these terms are defined in section 407(d) of ERISA.

Fifteenth:	Funding policy. The discretion of the trustee in investing and reinvesting the principal and income of the trust fund shall be subject to such funding policy, and any changes thereof from time to time, as the investment advisor may, pursuant to the plan, adopt and communicate to the trustee in writing. It shall be the duty of the trustee to act strictly in accordance with such funding policy, and any changes therein, as so communicated to the trustee in writing, provided that all such instructions to the trustee fulfill its fiduciary standards of quality and diversification.

Sixteenth:	Co-Trustees. The right to make any decision or undertake any action shall be a joint responsibility of all co-trustees except that one or more trustees shall have the right to execute any documents affecting this trust. If one or more co-trustees dies or resigns, or is legally incapacitated, the remaining trustee(s) shall continue to administer this trust until such time as a successor or successors are appointed.

Appointment of a successor co-trustee shall vest the new co-trustee(s) with title to all trust property jointly, with rights of survivorship, with the continuing trustee(s), upon acceptance of the appointment and without the necessity of the reregistration of property held by the trust in the name of the trust or in the name of co-trustees.

No co-trustee shall be liable for any loss resulting from the acts or omissions of another co-trustee to whom specific responsibilities, obligations or duties have been allocated by agreement of the co-trustees and the investment advisor or employer sponsor, except where a co-trustee knowingly participates in or conceals a fiduciary breach of another co-trustee or, having knowledge of such breach, does not make reasonable efforts under the circumstances to remedy such breach, or enables a co-trustee to commit a breach by failure to carry out his own trustee responsibilities with reasonable care, prudence and diligence.

Seventeenth:	Appointment of trustees. Trustees shall be appointed by a majority vote of the executive officers of Trefsgar & Co., inc., Lebanon, Pennsylvania, a registered investment advisor. Trefsgar & co. shall provide written notice to the trustee(s). Trustees may resign by submitting written notice to Trefsgar & co. The appointment of a trustee and the removal / resignation of a trustee shall be effective thirty days after submission of written notice. .

IN WITNESS WHEREOF, the trustees hereby cause this trust to be executed on this 28th day of September, 2006.

_____________________________
Robert J. Heerdt

_____________________________
Susan L. Baum